Exhibit 1.1

WHARTON CAPITAL MARKETS LLC

April 15, 2010

CONFIDENTIAL

EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850

Gentlemen:

This letter (the “Agreement”) constitutes the agreement between EntreMed, Inc. (the “Company”) and Wharton Capital Markets LLC (“Wharton” or the “Placement Agent”), pursuant to which Wharton shall serve as the exclusive placement agent (the “Services”) for the Company, on a “best-efforts” basis, in connection with the proposed offer and placement (the “Offering”) of securities of the Company (the “Securities”) pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) and Rule 415(a)(1)(x) thereunder, including shares (the “Shares”) of the Company’s common stock (the “Common Stock”), and, to the extent included in the Offering, warrants to purchase shares of Common Stock. The Placement Agent shall introduce prospective purchasers, their associates and affiliates pre-approved by the Company (collectively, the “Investors”) to the Company in connection with the purchase or financing of up to $10 Million of the Company’s Securities. The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the Investors in the Offering, and nothing herein implies that Wharton would have the power or authority to bind the Company or obligate the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that Wharton’s obligations hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by Wharton to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof by Wharton.

SECTION 1.    FEES AND EXPENSES.

In connection with the Services described above, the Company agrees to pay to Wharton the following:

A.
Placement Agent’s Fee.  The Company shall pay to Wharton a cash placement fee (the “Placement Agent’s Fee”) equal to 6% of the aggregate gross proceeds of the Securities actually sold in the Offering. The Placement Agent’s Fee shall be payable by wire transfer to Wharton immediately upon the closing of the Offering (the “Closing”).

444 MADISON AVENUE – 40th FL. – NEW YORK, NY  10022 – O 212-765-6777  F 212-888-7054

B.
Expenses. In addition to any fees payable to Wharton hereunder, the Company agrees to reimburse Wharton for all reasonable out-of-pocket expenses incurred and documented by Wharton in connection with its engagement hereunder, including the reasonable fees of Wharton’s counsel, but in no event more than $10,000 without the prior written approval of the Company. Such reimbursement shall be payable immediately upon the Closing of the Offering (but only in the event of a Closing) from the gross proceeds of the Securities sold.

SECTION 2.    TERM OF ENGAGEMENT.

         The term of Wharton’s engagement will begin on the date hereof and end on the earlier of the consummation of the Offering or May 14, 2010. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution, and the Company’s obligations to pay fees and to reimburse expenses actually incurred pursuant to Section 1 hereof, will survive any expiration or termination of this Agreement.

SECTION 3.    FEE TAIL.

The Placement Agent’s Fee and expense reimbursements provided above shall be due and payable to Wharton irrespective of whether the Investors consummate the Offering during the term of this Agreement or thereafter. In addition, the Placement Agent shall be entitled to a Placement Agent’s Fee, calculated and distributed in the manner provided in Section 1 hereof, with respect to any future public or private offering or other financing or capital raising transaction of any kind provided to the Company by the Investors at any time within the 12-month period following the expiration or termination of this Agreement.

SECTION 4.    USE OF INFORMATION.

The Company will furnish Wharton such written information as Wharton reasonably requests in connection with the performance of its Services hereunder. The Company understands, acknowledges and agrees that, in performing its Services hereunder, Wharton will use and rely upon such information as well as publicly available information regarding the Company and that Wharton does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to the Offering, including, without limitation, any financial information, forecasts or projections considered by Wharton in connection with the provision of its Services. Wharton agrees not to use any confidential information concerning the Company provided to Wharton by the Company for any purposes other than those contemplated under this Agreement.

SECTION 5.    NEWS RELEASES/ANNOUNCEMENTS.

The Company agrees not to issue any press releases relating to the Offering, or place any “tombstone” advertisements in financial newspapers or other financial journals, without the prior review of Wharton and without mentioning that Wharton is acting, or has acted, as exclusive placement agent for the Offering.

SECTION 6.    REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to, and agrees with, the Placement Agent that:

(A)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration File No. 333-161100) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on October 9, 2009, for the registration of the Shares under the Securities Act. At the time of such filing, the Company met the requirements of Form S-3 under the Securities Act. Such registration statement meets the requirements set forth in Rule 415 (a)(1)(x) under the Securities Act and complies with said Rule. The Company will file with the Commission pursuant to Rule 424(b) under the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Commission promulgated thereunder, a supplement to the form of prospectus included in such registration statement relating to the placement of the Shares and the plan of distribution thereof. Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the “Registration Statement”, such prospectus in the form in which it appears in the Registration Statement is hereinafter called the “Base Prospectus”; and the supplemented form of prospectus, in the form in which it will be filed with the Commission pursuant to Rule 424(b) (including the Base Prospectus as so supplemented) is hereinafter called the “Prospectus Supplement”.

(B)  The Registration Statement (and any further documents to be filed with the Commission) contains all exhibits and schedules as required by the Securities Act.  Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, and the Base Prospectus and Prospectus Supplement, complied and complies in all material respects with the Securities Act and the Exchange Act and the applicable Rules and Regulations thereunder, and did not and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements there in not misleading. There are no documents required to be filed with the Commission in connection with the transaction contemplated hereby that (x) have not been filed as required pursuant to the Securities Act, or (y) will not be filed within the requisite time period.

SECTION 7.    INDEMNIFICATION.

A.   In connection with the Company’s engagement of Wharton as Placement Agent, the Company hereby agrees to indemnify and hold harmless Wharton and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively, the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred (collectively a “Claim”), that are (i) related to or arise out of (a) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (b) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Wharton, or (ii) otherwise relate to or arise out of Wharton’s activities on the Company’s behalf under Wharton’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Wharton except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

B.  The Company further agrees that it will not, without the prior written consent of Wharton, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

C.  Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross claims or counterclaims, or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including, without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

D.  The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason (whether or not Wharton is the Indemnified Person), then the Company and Wharton shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wharton on the other, in connection with Wharton’s engagement referred to above, subject to the limitation that in no event shall the amount of Wharton’s contribution to such Claim exceed the amount of cash fees actually received by Wharton from the Company pursuant to Wharton’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wharton on the other, with respect to Wharton’s engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by the Company or its stockholders, as the case may be, pursuant to the Offering (whether or not consummated) for which Wharton is engaged to render Services bears to (ii) the total cash fee paid or proposed to be paid to Wharton in connection with such engagement.

E.  The Company’s indemnity, reimbursement and contribution obligations under this Agreement (i) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or equity, and (ii) shall be effective whether or not the Company is at fault in any way.

SECTION 8.    LIMITATION OF ENGAGEMENT TO THE COMPANY.

The Company acknowledges that Wharton has been retained only by the Company, that Wharton is providing Services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Wharton is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner, or partner of the Company or any other person not a party hereto as against Wharton or any of its affiliates, or any of its or their respective officers, directors, controlling persons, employees or agents. The Company acknowledges that any recommendation or advice, written or oral, given by Wharton to the Company in connection with Wharton’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.

SECTION 9.    LIMITATION OF WHARTON’S LIABILITY TO THE COMPANY.

Wharton and the Company further agree that neither Wharton nor any of its affiliates or any of their respective officers, directors, controlling persons employees or agents shall any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wharton and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Wharton.

SECTION 10.   CLOSING.

The obligations of the Placement Agent and the Investors, and the closing of the sale of the Securities hereunder, are subject to each of the following terms and conditions:

(A)  No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(B)  All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Registration Statement, the Base Prospectus and the Prospectus Supplement and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent.

(C)  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

(D)  The Company shall have prepared and filed with the Commission a Current Report on Form 8-K with respect to the Offering, including as an exhibit thereto this Agreement.

(E)  FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. The Company shall make an Issuer Filing with FINRA pursuant to FINRA Rule 5110 with respect to the Registration Statement and pay all filing fees in connection therewith.

(F)  Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request, including an opinion of outside counsel to the Company, addressed to the Placement Agent, in form and substance reasonably satisfactory to the Placement Agent.

SECTION 11.   GOVERNING LAW.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after termination of this Agreement, shall be heard only in the state or federal courts located in the County of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts and expressly waive any rights they may have to contest the jurisdiction, venue or authority of such courts. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wharton and the Company.

SECTION 12.   NOTICES.

All notices hereunder shall be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to the parties at their respective addresses or fax numbers set forth on the signature page hereto. Notices sent by certified mail shall be deemed received five days after mailing, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by facsimile transmission shall be deemed received as of the date and time printed on the facsimile transmission receipt.

SECTION 13.   MISCELLANEOUS.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect.  This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and Wharton.  The representations, warranties, agreements and covenants contained herein shall survive the closing of the Offering and delivery and/or exercise of the Securities, as applicable.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Facsimile or electronic signatures shall create a valid and binding obligation of the party executing the Agreement (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Wharton a copy of this Agreement.

Very truly yours,

WHARTON CAPITAL MARKETS LLC

By: /s/ Howard Kerker
Name: Howard Kerker
Title: President

Address for notice:
Wharton Capital Markets LLC
444 Madison Avenue, 40th Floor
New York, NY, 10022
Fax: (212) 888-7054
Attention: General Counsel

Accepted and Agreed to as of
the date first written above:

ENTREMED INC.

By: /s/ Cynthia W. Hu
       Name:  Cynthia W. Hu
       Title:   Chief Operating Officer, General Counsel & Secretary

Address for notice:
EntreMed Inc.
9640 Medical Center Drive
Rockville, MD 20850
Fax:  (240) 864-2624
Attention:  COO